Exhibit 10.113

TRANSITION SERVICES AND SEPARATION AGREEMENT AND GENERAL RELEASE

This Transition Services and Separation Agreement and General Release (“Agreement”) is made by and between LendingTree, LLC (“Company”) and Christopher Hayek (“Employee”) as of December 13, 2012 (the “Effective Date”).

WHEREAS, Employee and Company mutually agree that Employee’s employment with the Company will terminate (including any and all offices Employee holds on behalf of Company’s subsidiaries and/or affiliates), effective January 31, 2013 (the “Separation Date”).  Company will make every effort to effect a Separation Date of earlier than January 31, 2013, and, if an earlier date is feasible, Employee will become eligible for any transition or severance benefits detailed below as long as he satisfies transition services requirements and remains actively employed with the Company until the agreed upon date;

WHEREAS, the Company and Employee do not anticipate that there will be any disputes between them or legal claims arising out of Employee’s separation from employment, but nevertheless, desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might arise out of Employee’s employment;

THE PARTIES HEREBY AGREE, in consideration of the foregoing and the following terms, conditions and obligations, as follows:

1.              Transition Services.  Employee  agrees that from the Effective Date until the Separation Date (the “Transition Period”), Employee shall reasonably assist Company and perform such transitional duties  as may be assigned by the Chief Executive Officer and/or Chief Financial Officer and reasonably agreed to by Employee (the “Transition Services”).  Transition Services may include, but not necessarily be limited to, adequately assist in training Employee’s successor and responding to questions and inquiries during the Transition Period.   Employee will continue to receive his present base salary during the Transition Period, unless he is terminated for Cause, in which case payment of his base salary shall terminate as of the date of termination.   For the purposes of this Agreement, a termination for “Cause” during the Transition Period occurs if Employee’s employment is terminated by the Company for any of the following reasons: (1) theft, dishonesty, or falsification of any employment or Company records by Employee; (ii)  an act or acts constituting a felony or any act involving moral turpitude; (iii)  willful misconduct or gross negligence; or (iv) the material breach by Employee of any provision of this Agreement after written notice of such breach and a period of no less than fifteen (15) days from receipt of such notice to cure such breach. Should Employee be terminated for Cause during the Transition Period, Company will not be required to and shall not provide Employee with the Severance Benefits set forth in Section 2 of this Agreement.

2.              Severance Benefits. In exchange for the Transition Services, the general release of claims and other good and valuable consideration, the Company agrees to provide Employee with the following payments and benefits (“Severance Benefits”).  Employee acknowledges and agrees that the Severance Benefits constitute adequate legal consideration for the promises and representations made by him in this Agreement.  Receipt of the Severance Benefits is contingent upon Employee complying with the following conditions: (i) Employee must sign the Supplement to Severance Agreement and General Release (“Supplemental Release”) on or within 21 days following his Separation Date; (ii) Employee must not revoke the Supplemental Release; (iii) the Supplemental Release must become effective and enforceable on the eighth day after Employee signs the Supplemental Release (“Effective Date of the Supplemental Release”); (iv)  Employee must continue to abide by the covenants not to compete or solicit, as described in his offer letter dated July 7, 2005; and (v) Employee must make himself reasonably available to assist in the orderly transition of Employee’s duties to other employees of Employer via telephone or in-person during the period commencing on the Separation Date and continuing during the Severance Period (as defined below). Company also agrees to reimburse Employee for mutually agreed upon reasonable expenses incurred in connection with providing these services.

(a)                                                        Company agrees to pay Employee $90,000 (“Severance Pay”), less all normal withholdings for federal and state income taxes and payroll taxes. The Severance Pay will be paid to Employee in equal installments on the Company’s regularly scheduled bi-weekly paydays over the twenty-six (26) week period following his Separation Date (the “Severance Period”), with the first installment to be paid on the first payday following the Effective Date of the Supplemental Release. If, however, Employee obtains other employment or is otherwise compensated for services provided to any party during this Severance Period, the Company’s obligation to make future payments to Employee shall be offset against any compensation earned by him as a result of such employment or services provided.  Employee agrees to inform the Company promptly of his employment status and any amounts earned during the Severance Period.

(b)                                                        Company agrees to pay Employee’s Q4 2012 and 2012 year-end bonus amount with, if any (“Bonus Pay”), as calculated in accordance with the Company’s 2012 bonus plan methodology. Company will notify Employee of the Bonus Pay amounts and timing of such payments on the date the Company notifies its employees generally. The Bonus Pay will be transmitted to Employee on the later of (i) the date(s) that the Company pays Q4 2012 and 2012 year-end bonus amounts to its employees generally, or (ii) the Effective Date of the Supplemental Release.

(c)                                                         Subject to approval of the Compensation Committee of the Board of Directors of Tree.com, Inc., Employee’s Restricted Stock Units scheduled to vest during February 2013 (the “2013 RSUs”) shall vest in full on the dates the RSUs are normally scheduled to vest based on a successful period of transition and reasonable availability for followup.

3.              General Release of Claims.  Employee hereby releases and forever discharges the Company, its subsidiaries, business units, affiliates, parent companies, past and present, its predecessors and successors and its respective officers, directors, employees, agents, legal counsel, successors and assigns, past and present  (hereinafter referred to collectively as the “Released Parties”) from any and all known and unknown claims, demands and causes of action that Employee may have against the Released Parties arising from or in connection with: (a) the terms and conditions of his employment with the Company (including any agreements between Company and Employee, including but not limited to Change of Control protection and a severance eligibility letter dated March 29, 2010); (b) the termination of his employment from the Company; and (c) any conduct, actions or omissions, known or unknown, by the Released Parties occurring on or before the date Employee executes this Agreement.  It is expressly intended, understood and agreed that the claims released by Employee shall include, by way of example and without limitation, all contractual, statutory, common law, federal and state constitutional and other claims, whether known or unknown, based upon:

A.  Actual or alleged defamation, invasion of privacy, personal inconvenience, damage  to Employee’s personal reputation, and  intentional or negligent infliction of emotional distress;

B.  Actual or alleged violations of the employment and discrimination laws of the State of North Carolina, common law and any and all other applicable state, county or local statutes, ordinances or regulations;

C.  Actual or alleged violations of the federal  Age Discrimination in Employment Act, as amended, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, all federal and state executive orders, the Uniformed Services Employment and Reemployment Rights Act of 1994, and the Equal Pay Act;

D.  Actual or alleged violations of the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Fair Labor Standards Act and state and local wage-hour laws and regulations, and claims under the federal Employee Retirement Income Security Act, including but not limited to claims under Company-sponsored severance and termination pay plans, if any;

E.  Actual or alleged violations of any other federal or state codes, laws, ordinances, regulations or case law which prohibit employment discrimination, retaliatory termination of employment and employment termination in violation of public policy;

F.  Actual or alleged breach of express and implied contract and wrongful discharge;

G.  Claims for Employee’s attorneys’ fees.

Employee agrees and understands that any claims he may have under the aforementioned statutes, or any other federal, state or local law ordinance, rule or regulation are effectively waived and released by this Agreement.  Employee represents that he knows of no claim that he has that has not been released by this paragraph.  This release does not extend to claims which as a matter of law cannot be waived.  Employee acknowledges and understands that this paragraph is intended to prevent him from making any claim against the Released Parties regarding any matter or incident relating to or arising from the employment relationship or its termination that occurs up to the date Employee executes this Agreement.

4.              Covenant not to Sue.   Employee hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against the Released Parties based upon or relating to any of the claims released and forever discharged pursuant to this Agreement.  If Employee breaches this covenant not to sue, he hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, demands or causes of action, together with such and further damages as may result, directly or indirectly, from that breach.  Moreover, Employee agrees that he will not persuade or instruct any person to file a suit, claim or complaint with any state or federal court or administrative agency against the Released Parties.  In accordance with 29 C.F.R. § 1625.23(b), nothing in this covenant not to sue is intended to preclude Employee from challenging the validity of this Agreement under the OWBPA, 29 U.S.C. § 626(f), with respect to claims under the ADEA, and the Company shall not be entitled to recover any consideration paid under this Agreement, damages or its attorneys’ fees and costs resulting from such challenge.

5.              No Admission of Wrongdoing or Liability.   Nothing contained in this Agreement shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Company or the

Released Parties of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

6.              Confidentiality, Non-disparagement and Continuing Obligations.

(a)           From and after the Effective Date, LendingTree agrees not to disparage Employee, and Employee agrees not to disparage LendingTree or any LendingTree officers, directors, employees, shareholders, parent companies, affiliates and agents, in any manner likely to be harmful to the parties or their business, business reputation or personal reputation; provided that a party may respond accurately and fully to any question, inquiry or request for information when required by legal process.  This Agreement shall cover all forms of disparagement, direct or indirect, through any medium or in any venue.

(b)           Additionally, Employee acknowledges that, during his employment with the Company, he may have learned information that is confidential to the Company (“Confidential Information”).  Such Confidential Information may have included (among other things): purchasing and product information; sales and account information; customer information; sales and marketing plans and strategies; pricing strategies; profit margins; pricing reports; information concerning claims or potential claims against the Company; personnel information, and any other information of a similar nature.  Employee agrees that he will not disclose any Confidential Information to any person (including any Company employee who does not need to know such Confidential Information), agency, institution, company or other entity without first obtaining the written consent of the Company.

(c)           Employee acknowledges that his obligations governed by any agreements entered into with Company regarding rights in intellectual property, non-competition and non-solicitation remain in effect pursuant to their original terms.

7.              Disclosure.  Employee acknowledges and warrants that he is not aware of, or that he has fully disclosed to the Company, any matters for which Employee was responsible or which came to Employee’s attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

8.              Company Property.  All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Employee generated or receive from the Company remain the Company’s sole and exclusive property.  Employee agrees to promptly return to the Company all property of the Company in his possession.  Employee further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company.  Employee additionally represents that he will not retain in his possession any such documents or other materials.

9.              Breach of Agreement.   If either party brings a claim for breach of the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action.

10.       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Employee and the Company, and their officers, directors, employees, agents, legal counsel, heirs, successors and assigns.

11.       Governing Law.   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.  Any action brought by any party to this Agreement shall be brought and maintained exclusively in the state and federal courts sitting in Mecklenburg County, North Carolina, and the parties hereby consent and submit themselves to the exclusive venue and personal jurisdiction of said court with respect to all such disputes and controversies.

12.       Warranties/Representations.  Employee hereby warrants and represents that:

A.            Throughout his employment, he was fully and appropriately compensated for all hours worked in accordance with the Fair Labor Standards Act and other applicable law, if any.

B.            He has been provided with all leave to which he is entitled under Company policy and applicable law, including but not limited to the Family and Medical Leave Act.

C.            He has carefully read and fully understands the comprehensive terms and conditions of this Agreement and the releases set forth herein;

D.            He is executing this Agreement knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives, or any other person;

E.             He has consulted with legal counsel of his own choice before executing this Agreement;

F.              He has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against the Company;

G.            The Severance Benefits and Transition Services recited above constitute good and valuable consideration;

H.           He is fully satisfied with the terms and conditions of this Agreement including, without limitation, the consideration paid to him by the Company;

I.                He is not waiving rights or claims that may arise after the date this Agreement is executed; and

J.                He has had the right to consider the terms of this Agreement for a full 21 days; and he hereby waives any and all rights to any further review period; and

K.           He has the right to revoke this Agreement within seven (7) calendar days after signing it by providing during this seven day period written notice of revocation to:

Attention:	Senior Vice President, Human Resources & Administration
LendingTree, LLC
11115 Rushmore Dr.
Charlotte, NC 28277

If he revokes this Agreement during the seven-day period, the Agreement and all obligations hereunder become null and void in their entirety.

13.       Entire Agreement; Severability of Terms.   This Agreement contains the complete, entire understanding of the parties; no agreements, representations or statements of any party not contained herein shall be binding on such party.  In executing this Agreement, neither party relies on any term, condition, promise or representation other than those expressed in this Agreement.  This

Agreement supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.  This Agreement may be amended or modified only by an agreement in writing.  If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability shall not affect any other provision of this Agreement, which shall continue and remain in full force and effect.

14.       Compliance with the Older Worker Benefit Protection Act.   Employee represents and agrees that he has carefully read and fully understands all the provisions of this Agreement, specifically including the General Release of claims included in the Agreement.  Employee further represents and acknowledges that prior to the execution of this Agreement, he has been provided a period of at least 21 days within which to consider the Agreement and that Employee has been advised to discuss any and all aspects of this Agreement with an attorney of choice during this period at her/his own expense.  Employee understands that this Agreement may be executed at any time before the 21 day consideration period expires.

THIS IS A LEGALLY ENFORCEABLE AGREEMENT.

Dated: December 13, 2012

/s/ Christopher Hayek
Christopher Hayek

Dated: December 13, 2012

COMPANY

By:	/s/ Claudette Hampton

Title:	SVP, HR & Administration

SUPPLEMENT TO TRANSITION SERVICES AND

SEPARATION AGREEMENT AND GENERAL RELEASE

This Supplement to Transition Services and Separation Agreement and General Release (“Supplemental Release”) is made by and between LendingTree, LLC (“Company”) and Christopher Hayek (“Employee”), and amends the Transition Services and Separation Agreement and General Release (“Agreement”) by extending the promises and agreements of each and every section and subsection, except Section 6 and its subparts, of the Agreement through the Separation Date.

1.             Older Workers’ Benefit Protection Act. This Supplemental Release is intended to satisfy the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f). Employee is advised to consult with an attorney before executing this Supplemental Release.

a.             Acknowledgement/Time to Consider. Employee acknowledges and agrees that (a) he has read and understands the terms of this Supplemental Release; (b) he has been advised to consult with an attorney; (c) that he has obtained and considered such legal counsel as he deems necessary; (d) that he has been given twenty-one (21) days to consider whether or not to sign this Supplemental Release (although Employee may elect not to use the full 21-day period at his option); and (e) that by signing this Supplemental Release, Employee acknowledges that he does so freely, knowingly, and voluntarily.

b.             Revocation/Effective Date. This Supplemental Release shall not become effective or enforceable until the eighth day after Employee signs this Supplemental Release. In other words, Employee may revoke his acceptance of this Supplemental Release within 7 days after he signs it. Employee’s revocation must be in writing and received by Claudette Hampton, Senior Vice President — Human Resources, 11115 Rushmore Drive, Charlotte, NC  28277 by 5:00 p.m. Eastern Time, on or before the seventh day after it is signed to be effective. If Employee does not revoke his acceptance on or before that date, his acceptance of this Supplemental Release shall become binding and enforceable on the eighth day (“Effective Date of the Supplemental Release”).

c.             Preserved Rights of Employee. This Supplemental Release does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Supplemental Release. In addition, this Supplemental Release does not prohibit Employee from seeking relief in the event of a breach of the Agreement, or from challenging the validity of waiver and release of claims under the Age Discrimination in Employment Act.

2.             Return of Property.  Employee acknowledges that the Company has returned to him all of his personal effects and property which were in the Company’s possession or control.  Employee further acknowledges and agrees that he has returned or will return to the Company all property of the Company (including, but not limited to, computers, cell phones, pagers, keys and access cards, Company credit cards, and all other Company documents, records and equipment) which are in Employee’s possession or control, including all copies and summaries of any of the Company’s confidential or proprietary information.  Employee further affirms that he understands his obligation to keep confidential the business and proprietary information of the Company and that he will not discuss or disclose such information with anyone.

The parties to this Supplemental Release have read the foregoing Supplemental Release and fully understand each and every provision contained herein. Wherefore, the parties have FREELY AND VOLUNTARILY executed this SUPPLEMENTAL RELEASE on the dates shown below.

Dated:	By:

Dated:	By: